EXHIBIT 10.1

May 24, 2017

Mary J. Cullinane
Houghton Mifflin Harcourt
125 High Street
Boston, MA 02110

Re:          Separation and Transition Arrangements
Dear Mary:
This letter agreement sets forth our mutual understanding regarding the terms and conditions of your departure from Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (the “Company”), and Houghton Mifflin Harcourt Company, a Delaware corporation (“Parent”), and the services you will provide in connection with the transition of your responsibilities to your successor(s).   Accordingly, the Company and you hereby agree as follows:

1.          Separation of Employment; Transition Services.
You shall continue to provide services on a full-time basis in your current position as Executive Vice President and Chief Content Officer and any other positions that you hold with the Company/Parent or any affiliate thereof, during the period commencing on the date hereof and ending on the date (the “Transition Date”) on which one or more designated successor(s) (as determined by the Company) to your roles and responsibilities commence(s) employment with the Company.
You agree to provide such assistance as is reasonably requested by the Chief Executive Officer of the Company/Parent to assure a smooth transition of your roles and responsibilities to such successor(s) through and including the Separation Date (as defined below).  In the event that the Transition Date is on or before July 24, 2017, you will remain an employee with the Company serving as a senior advisor through and including July 25, 2017 and in such capacity shall provide such transition services as are requested by the Chief Executive Officer of the Company/Parent.  Unless otherwise determined by the Company, your last day of active employment with the Company (the “Separation Date”) shall be the later of (x) July 25, 2017 and (y) the Transition Date.  You acknowledge and agree that as of the Transition Date, you will cease to hold your position as Executive Vice President and Chief Content Officer and any other positions that you hold with respect to the Company/Parent or any affiliate thereof.   For the avoidance of doubt, however, you acknowledge and agree that your employment with the Company remains at-will, that you or the Company may terminate your employment for any reason or no reason at any time; provided, however, that if the Company terminates your employment prior to the Separation Date other than for Cause (as defined in the Houghton Mifflin Harcourt Publishing Company ELT Severance Plan (the “Severance Plan”)), the outstanding stock option that was granted to you on July 25, 2013 (the “2013 Stock Option”) under the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (the “2012 MIP”) shall be fully vested upon such termination of employment.
2.          Severance Plan Benefits.  Subject to your continued employment and performance of your duties as described herein through the Separation Date, the termination of your employment on the Separation Date shall be treated as a termination without Cause by the Company for purposes of the Severance Plan, and you will be eligible to receive the severance benefits provided under the Severance Plan, in accordance with and subject to the terms of the Severance Plan, including without limitation your execution and delivery (and non-revocation) of a release of claims as contemplated by the Severance Plan, in the Company’s customary form, and your compliance with all other terms and conditions set forth in the Severance Plan.
3.          Equity Awards.  Except as expressly provided for herein with respect to the 2013 Stock Options, your outstanding equity-based awards (whether granted to you under the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan or the 2012 MIP) shall be treated in accordance with and be subject to the terms thereof upon the termination of your employment, which shall remain unaffected by this letter.
4.          Retention Bonus.  Subject to your continued employment and performance of your duties as described herein through the Separation Date, the terms and conditions of your retention bonus letter with the Company, dated September 22, 2016, shall continue in full force and effect (such that you shall be eligible to receive the retention bonus thereunder in accordance with and subject to the terms set forth therein in the event of a termination of your employment without Cause by the Company at any time prior to payment thereunder, including on the Separation Date), which shall remain unaffected by this letter.
5.          Restrictive Covenants Remain in Effect.  You acknowledge and agree that you shall remain subject to any existing non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant obligations applicable to you (including, without limitation, the Confidentiality and Intellectual Property Agreement between you and the Company, dated January 5, 2012, and the Non-Competition and Non-Solicitation Agreement between you and the Company, dated November 1, 2011) in accordance with the terms thereof, which shall remain unaffected by this letter agreement.
6.          Entire Agreement.  This letter agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company/Parent or any affiliate thereof, relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
7.          Survival.  The rights and obligations of the parties under this letter agreement shall survive, and remain binding and enforceable, notwithstanding any termination of your employment hereunder or any settlement of the financial rights and obligations arising from your employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.
8.          No Admission.  This letter agreement does not constitute an admission of liability or wrongdoing of any kind by you or the Company.

9.          General Provisions.  A failure of any of the parties to insist on strict compliance with any provision of this letter agreement shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this letter agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this letter agreement shall remain valid and binding upon you and the Company.
10.          Taxes.  The Company may withhold from all amounts payable in connection with this letter agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.
11.          Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS LETTER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

12.          Counterparts; Effectiveness. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This letter agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party.”
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Very truly yours,

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ John J. Lynch, Jr.
Name:	John J. Lynch, Jr.
Title:	President and Chief Executive Officer

Agreed and Accepted:

/s/ Mary J. Cullinane
Mary J. Cullinane